FORM 3
OMB Approval
OMB Number 3235-0104
Expires: January 31, 2005
Estimated average burden hours per response..................0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


1. Name and Address of Reporting Person*:                            Ragazzi, Edmond
                                                                     3153 Fire Road, Suite 2C
                                                                     Egg Harbor Township, NJ 08234
2. Date of Event Requiring Statement (Month/Day/Year):

3. I.R.S. Identification Number of Reporting Person, if an entity
(voluntary):
4. Issuer Name and Ticker or Trading Symbol:                         National Energy Services Company, Inc.
5. Relation of Reporting Person(s) to Issuer                                   Director               10%Owner
                                                                     ---------              ---------
(Check all applicable):                                                   X     Officer               Other
                                                                     ----------             ---------
                                                                     (give title below)     (Specify below)

                                                                     secretary
                                                                     ---------

6. If Amendment, Date of Original (Month/Day/Year):                  N/A
7.    Individual or Joint/Group Filing (Check Applicable Line)        X      Form filed by One Reporting Person
                                                                     --------

                                                                               Form filed by More than One Reporting Person
                                                                     ---------


TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
1. Title of Security (Instr. 4):                                common
2. Amount of Securities Beneficially Owned (Instr. 4):          4,000
3. Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):      D
4. Nature of Indirect Beneficial Ownership (Instr. 5):          N/A

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

              Persons who respond to the collection of Information
            contained in this form are not required to respond unless
             the form displays a currently valid OMB control number

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(e.g. puts, calls, warrants, options, convertible securities)
1.  Title of Derivative Security (Instr. 4):                        None

                                                                    Date Exercisable    Expiration Date
2. Date Exercisable and Expiration Date (Month/Day/Year):

                                                                    Title               Amount or Number of Shares
3. Title and Amount of Securities Underlying Derivative Security
   (Instr. 4):


4. Conversion or Exercise Price of Derivative Security:

5. Ownership Form of Derivative Security;
   Direct (D) or Indirect (I) (Instr. 5):

6. Nature of Indirect Beneficial Ownership: (Instr. 5)

EXPLANATION OF RESPONSES:







 /s/ Edmond Ragazzi
-------------------------------
**Signature of Reporting Person



   10/8/2002
-------------------------------
Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.